Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER 2014 FINANCIAL RESULTS
AND DECLARES INCREASED DIVIDEND
Iowa City, Iowa, January 22, 2015 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three months and year ended December 31, 2014. Net income for the fourth quarter of 2014 totaled $3.9 million, compared with $4.4 million for the same period last year. Both basic and diluted earnings per share were $0.46 for the fourth quarter of 2014, compared with $0.52 for each metric for the fourth quarter of 2013. After excluding the effects of $1.0 million of expenses related to the previously announced merger with Central Bancshares, Inc., adjusted diluted earning per share for the fourth quarter of 2014 were $0.57.
Earnings comparisons between the fourth quarter of 2014 and the same period in 2013 were driven primarily by:

•
a 13.1% increase in noninterest expense, primarily due to a 152.1% increase in professional fees, mainly related to the previously announced merger with Central Bancshares of $1.0 million ($0.9 million after tax); partially offset by

•	a 4.6% increase in net interest income, due primarily to a 11.6% decrease in interest expense; and

•	a 9.3% increase in noninterest income, driven by increases in service charges and fees on deposit accounts and gains on the sale of available for sale securities.
“The year ended December 31, 2014 was our fourth consecutive year in which we had record-breaking, all-time high in earnings per share,” stated President and Chief Executive Officer, Charles N. Funk. “Our fourth quarter results were down, however, because of one-time expenses associated with our recently announced acquisition of Central Bankshares.”
Net income for the year ended December 31, 2014 was $18.5 million, a decrease of $0.1 million, or 0.5%, compared to $18.6 million in net income for the same period in 2013, with diluted earnings per share of $2.19 and $2.18 for the comparative year periods, respectively. The decrease in net income was due primarily to increased noninterest expense, partially offset by higher net interest income, a lower loan loss provision and increased noninterest income. After excluding the effects of $1.1 million of expenses related to the previously announced merger with Central Bancshares, Inc., adjusted diluted earning per share for the year ended December 31, 2014 were $2.31.
Results of Operations
Net interest income for the fourth quarter of 2014 increased $0.6 million, or 4.6%, from $13.3 million for the fourth quarter of 2013, to $13.9 million. An increase in average loan balances resulted in loan interest income increasing by $0.1 million, or 1.2%, to $12.4 million for the fourth quarter of 2014. Income from investment securities decreased to $3.5 million for the fourth quarter of 2014 compared to $3.7 million for the fourth quarter of 2013, despite an increase of $3.7 million in the average balance of investment securities between the two comparable periods, due primarily to lower yields being received on newly purchased securities. Income from loan pool participations was $0.4 million for the fourth quarter of 2014, an increase of $0.2 million compared to the same period a year ago, on a significantly lower level of investment in 2014. The Company continues to exit this line of business as balances are paid down. Interest expense decreased $0.3 million, or 11.6%, to $2.4 million for the fourth quarter of 2014, compared to $2.7 million for the same period in 2013, primarily due to lower expense on deposit accounts resulting primarily from the maturity of higher rate certificates of deposit.

Net interest income for the year ended December 31, 2014 was $54.9 million, up $0.9 million, or 1.7%, from $54.0 million for the year ended December 31, 2013. Income from loan pool participations decreased $0.5 million, or 25.9%, to $1.5 million. Loan pool participation income is accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from period to period. Interest income on investment securities decreased $0.8 million, or 5.4%, to $14.4 million, while loan interest income decreased $0.4 million, or 0.7%, to $48.5 million for the year of 2014. Interest expense decreased $2.5 million, or 21.3%, to $9.6 million for the year ended December 31, 2014, compared with $12.1 million for the same period in 2013, resulting primarily from the maturity of higher rate certificates of deposit.
The net interest margin for the fourth quarter of 2014, calculated on a fully tax-equivalent basis, was 3.47%, or 6 basis points higher than the 3.41% net interest margin for the fourth quarter of 2013. Lower yields being paid on interest-bearing liabilities more than offset the lower rates received on interest-earning assets. The Company posted a net interest margin of 3.53% for the year of 2014, up 7 basis points from 3.46% for the same period in 2013.
“In a period of historically-low interest rates, our margins have held up much better than anticipated and this has been critical to our ability to maintain good earnings performance,” stated Mr. Funk.
The provision for loan losses for the fourth quarter of 2014 was $0.3 million, level with $0.3 million in the fourth quarter of 2013. The provision for loan losses for the year of 2014 was $1.2 million, down $0.2 million from $1.4 million for the same period in 2013. The decreased provision reflects the continued relatively low level of nonperforming loans.
Noninterest income for the fourth quarter of 2014 increased to $3.5 million, up $0.3 million, or 9.3%, from $3.2 million in the fourth quarter of 2013. The increase was primarily due to a year-over-year increase of $0.1 million in each of the following categories of noninterest income: trust, investment and insurance fees; service charges and fees on deposit accounts; and gain on sale of investment securities. These increases were partially offset by a decrease in other service charges, commissions and fees of $0.1 million, or 8.0%, to $0.5 million for the fourth quarter of 2014, compared to $0.6 million for the same quarter of 2013.
For the year ended December 31, 2014, noninterest income rose to $15.3 million, an increase of $0.6 million, or 4.0%, from $14.7 million during the same period of 2013. While all but one of the major noninterest income categories improved, the primary reason for this increase was gains on the sale of available for sale securities for the year ended December 31, 2014 of $1.2 million, an increase of $1.1 million from $0.1 million for the same period of 2013. Another significant contributor to the overall increase in noninterest income was improvement in trust, investment, and insurance fees, which increased to $5.8 million for the year ended December 31, 2014, an improvement of $0.4 million, or 8.0%, from $5.4 million for the same period in 2013. Partially offsetting these increases was a $1.7 million decline in mortgage origination and loan servicing fees in the year ended December 31, 2014, mainly due to a lower level of origination of loans sold on the secondary market, as refinancing activity slowed.
Fourth quarter 2014 noninterest expense was $11.6 million, up $1.3 million, or 13.1%, from the fourth quarter of 2013. The increase was mainly due to expenses paid of $1.0 million ($0.9 million after tax), related to the previously announced merger with Central Bancshares, Inc., the majority of which were professional fees, which increased $0.9 million between the comparative periods. Salaries and employee benefits increased $0.4 million, or 5.9%, while other operating expenses increased $0.1 million, or 6.0%. These increases were partially offset by a slight decrease in net occupancy and equipment expense for the fourth quarter of 2014, compared with the fourth quarter of 2013.
Noninterest expense increased to $43.4 million for the year ended December 31, 2014 compared with $42.1 million for the year ended December 31, 2013, an increase of $1.3 million, or 3.2%. As with the quarterly expense numbers, the increase was mainly due to $1.1 million ($1.0 million after tax) of expenses related to the Central Bancshares, Inc. merger. These expenses are reflected mainly in increased professional fees expense of $1.0 million during the year ended December 31, 2014. Salaries and employee benefits increased to $24.9 million for the year of 2014, compared with $24.6 million for the same period of 2013, an increase of $0.3 million, or 1.3%. These increases were partially offset by decreases in both amortization expense and FDIC insurance expense for the year of 2014, compared with the year of 2013.
Income tax expense was $1.7 million for the fourth quarter of 2014 compared to $1.6 million for the same period in 2013, and was $7.0 million for the year ended December 31, 2014 compared to $6.6 million for the same period in 2013. These expense variations were primarily due to changes in the levels of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets increased slightly to $1.80 billion at December 31, 2014 from $1.76 billion at December 31, 2013, resulting primarily from increased balances in loans, investment securities held to maturity, and premises and equipment. This increase was partially offset by decreased balances in investment securities available for sale, loan pool participations, and deferred income taxes. This increase in total assets was funded primarily by increased deposits. Total deposits at December 31, 2014, were $1.41 billion, an increase of $33.6 million, or 2.4%, from December 31, 2013, while federal funds purchased increased by $11.9 million, to $17.4 million. FHLB borrowings decreased by $13.9 million, or 13.0%, to $93.0 million. The deposit increase was concentrated in interest-bearing checking accounts, jumbo certificates of deposit accounts (accounts $100,000 and over), and savings accounts. Non-interest bearing demand deposits decreased $7.9 million, or 3.6%, to $214.5 million at December 31, 2014, from $222.4 million at December 31, 2013, and certificates of deposit under $100,000 decreased by $20.9 million, or 8.2%.
Total bank loans (excluding loan pool participations and loans held for sale) increased $44.1 million, or 4.1%, from December 31, 2013, to $1.13 billion at December 31, 2014. This increase was primarily in commercial and industrial loans and, to a lesser degree, agricultural and other commercial real estate. Increases in these categories were partially offset by a decrease in construction and development loans. As of December 31, 2014, the largest category of bank loans was commercial real estate loans, comprising 38% of the portfolio, with 7% of total loans being farmland, 5% being construction and development, and 5% being multifamily residential mortgages. Commercial and industrial loans was the next largest category at 27% of total loans, followed by residential real estate loans at 24%, agricultural loans at 9%, and consumer loans at 2%.
Nonperforming bank loans decreased from $13.8 million, or 1.27% of total bank loans, at December 31, 2013, to $13.0 million, or 1.15% of total bank loans, at December 31, 2014. At December 31, 2014, nonperforming loans consisted of $3.3 million in nonaccrual loans, $8.9 million in troubled debt restructures (“TDRs”) and $0.8 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.2 million, TDRs of $9.2 million, and loans past due 90 days or more and still accruing of $1.4 million at December 31, 2013. The decrease in overall nonperforming loans was primarily due to payments and payoffs collected from TDR-status borrowers, as well as the net reduction of TDR-status borrowers by two. Loans 90 days past due and still accruing interest declined $0.5 million, while nonaccrual loans were virtually unchanged. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $3.9 million at December 31, 2014, compared with $4.9 million at December 31, 2013. At December 31, 2014, other real estate owned (not included in nonperforming loans) was $1.9 million, up slightly from $1.8 million of other real estate owned at December 31, 2013. During the year of 2014, the Company added fourteen properties to other real estate owned, with nine real estate property sales. As of December 31, 2014, the allowance for bank loan losses was $16.4 million, or 1.44% of total bank loans, compared with $16.2 million, or 1.49% of total bank loans at December 31, 2013. The allowance for loan losses represented 125.67% of nonperforming bank loans at December 31, 2014, compared with 117.44% of nonperforming bank loans at December 31, 2013. The Company had net bank loan charge-offs of $1.0 million in the year ended December 31, 2014, or an annualized 0.09% of average bank loans outstanding, compared to net charge-offs of $1.1 million, or an annualized 0.10% of average bank loans outstanding, for the same period of 2013.
“Most of our loan growth occurred late in 2014 and has continued into early 2015 as economic activity continues to be steady in our footprint,” continued Mr. Funk. “Additionally, at 9 basis points for the year, our net charge-offs remain low. With our allowance for loan losses standing at 125.67% of nonperforming assets, our asset quality and reserve coverage continues to be strong.”
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various non-affiliated banking organizations) were $21.5 million at December 31, 2014, down from $27.7 million at December 31, 2013. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 6.23% and 6.27% for the year of 2014 and 2013, respectively. The net yield was lower in the year of 2014 compared to the same period of 2013 due to fewer gains realized from loan payoffs in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 81.9% as of December 31, 2014, compared with 81.2% as of December 31, 2013.
Investment securities totaled $526.5 million at December 31, 2014, or 29.2% of total assets, a slight decrease from $531.2 million, or 30.3% of total assets, as of December 31, 2013. A total of $474.9 million of the investment securities were classified as available for sale at December 31, 2014, compared to $498.6 million at December 31, 2013. As of December 31, 2014, the portfolio consisted mainly of obligations of states and political subdivisions (44.6%), mortgage-backed securities and collateralized mortgage obligations (35.5%), and U.S. government agencies (9.4%). Investment securities held to maturity were $51.5 million at December 31, 2014, compared to $32.6 million at December 31, 2013. The $18.9 million, or 57.9%, increase in held to maturity investments was due to the strategic decision to increase the Company’s holdings in this classification to mitigate any volatility in capital levels that may result from future rises in interest rates.

Capital Adequacy
Total shareholders’ equity was $192.7 million as of December 31, 2014, compared to $178.0 million as of December 31, 2013, an increase of $14.7 million, or 8.3%. This increase was primarily attributable to net income of $18.5 million for the year of 2014, and a $4.3 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale. These increases were partially offset by the payment of $4.9 million in common stock dividends and a $3.2 million increase in treasury stock due to the repurchase of 165,766 shares of Company common stock at an average price of $24.05 per share. No shares of Company common stock were repurchased in the fourth quarter of 2014. The total shareholders’ equity to total assets ratio was 10.71% at December 31, 2014, up from 10.14% at December 31, 2013. The tangible equity to tangible assets ratio was 10.29% at December 31, 2014, compared with 9.69% at December 31, 2013. Tangible book value per share was $22.08 at December 31, 2014, an increase from $19.95 per share at December 31, 2013.
Quarterly Cash Dividend Declared
On January 21, 2015, the Company’s board of directors declared a first quarter cash dividend of $0.15 per common share, which is a 3% increase from the dividend paid in each of the previous four quarters. The dividend is payable March 16, 2015 to shareholders of record at the close of business on February 27, 2015. At this quarterly rate, the indicated annual cash dividend is equal to $0.60 per common share.
“It’s accurate to say that this increase in our quarterly dividend reflects our optimism about the future prospects for MidWestOne,” concluded Mr. Funk.
Proposed Merger with Central Bancshares, Inc.
On November 20, 2014, the Company entered into merger agreement with Central Bancshares, Inc., a Minnesota corporation, pursuant to which Central Bancshares will merge with and into the Company. In connection with the merger, Central Bank, a Minnesota-chartered commercial bank and wholly-owned subsidiary of Central Bancshares, will become a wholly-owned subsidiary of the Company. The corporate headquarters of the combined company will be in Iowa City, Iowa.
Subject to the terms and conditions of the merger agreement, each share of common stock of Central will automatically be converted into the right to receive a pro rata portion of (i) 2,723,083 shares of common stock of the Company and (ii) $64.0 million in cash, subject to certain adjustments as described in the merger agreement. The merger is anticipated to be completed in the second quarter of 2015.
For further information, please refer to the Current Report on Form 8-K filed by the Company with the SEC on November 21, 2014.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, January 23, 2015. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until February 3, 2015 on the Company’s web site: www.midwestone.com, using the replay access code of 10057425. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,”

“forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including with Central Bancshares, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.
Additional Information and Where You Can Find It
The Company will file a preliminary proxy statement with the SEC in connection with the proposed transaction with Central Bancshares and will mail a definitive proxy statement and other relevant materials to the Company’s shareholders. Shareholders are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement because these documents will contain important information about the Company, Central and the proposed transaction. When filed, these documents and other documents relating to the proposed transaction filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing the Company’s website at www.midwestone.com under the tab “About MidWestOne Financial Group” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from MidWestOne upon written request to MidWestOne Financial Group, Inc., Attention: Gary J. Ortale, P.O. Box 1700, Iowa City, IA 52244 or by calling (319) 356-5800.
Participants in Solicitation
 The Company, certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction with Central Bancshares under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of the Company relating to its 2014 Annual Meeting of Shareholders filed with the SEC by the Company on March 14, 2014. This definitive proxy statement can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed by the Company with the SEC in conjunction with the proposed transaction (when they become available).

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, the efficiency ratio, and earnings per share excluding merger-related expenses. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2014	2014	2014	2014	2013
Tangible Equity
Total shareholders’ equity	$192,731	$188,940	$186,516	$183,143	$178,016
Less: Intangible assets, net	(8,259)	(8,396)	(8,532)	(8,669)	(8,806)
Tangible equity	$184,472	$180,544	$177,984	$174,474	$169,210
Tangible Assets
Total assets	$1,800,302	$1,812,558	$1,729,907	$1,745,913	$1,755,218
Less: Intangible assets, net	(8,259)	(8,396)	(8,532)	(8,669)	(8,806)
Tangible assets	$1,792,043	$1,804,162	$1,721,375	$1,737,244	$1,746,412
Common shares outstanding	8,355,666	8,348,464	8,396,191	8,471,761	8,481,799
Tangible Book Value Per Share	$22.08	$21.63	$21.20	$20.59	$19.95
Tangible Equity/Tangible Assets	10.29%	10.01%	10.34%	10.04%	9.69%

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands)	2014	2014	2013	2013
Net Income	$3,907	$18,522	$4,422	$18,607
Plus: Intangible amortization, net of tax(1)	89	356	107	431
Adjusted net income	$3,996	$18,878	$4,529	$19,038
Average Tangible Equity
Average total shareholders’ equity	$191,303	$186,375	$177,716	$175,666
Less: Average intangible assets, net	(8,313)	(8,477)	(8,871)	(9,073)
Average tangible equity	$182,990	$177,898	$168,845	$166,593
Return on Average Tangible Equity (annualized)	8.66%	10.61%	10.64%	11.43%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,904	$54,853	$13,297	$53,962
Plus tax equivalent adjustment:(1)
Loans	305	1,157	258	963
Securities	728	2,880	699	2,795
Tax equivalent net interest income (1)	$14,937	$58,890	$14,254	$57,720
Average interest earning assets	$1,707,577	$1,669,130	$1,658,717	$1,667,251
Net Interest Margin	3.47%	3.53%	3.41%	3.46%

Net Income	$3,907	$18,522	$4,422	$18,607
Plus: Merger-related expenses	976	1,061	—	—
Net tax effect of above item(2)	(80)	(111)	—	—
Net income exclusive of merger-related expenses	$4,803	$19,472	$4,422	$18,607
Diluted average number of shares	8,384,767	8,433,296	8,525,225	8,525,119
Earnings Per Common Share-Diluted	$0.46	$2.19	$0.52	$2.18
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.57	$2.31	$0.52	$2.18
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands)	2014	2014	2013	2013
Operating Expense
Total noninterest expense	$11,563	$43,413	$10,225	$42,087
Less: Amortization of intangibles	(137)	(547)	(165)	(663)
Operating expense	$11,426	$42,866	$10,060	$41,424
Operating Revenue
Tax equivalent net interest income (1)	$14,937	$58,890	$14,254	$57,720
Plus: Noninterest income	3,534	15,313	3,234	14,728
Less: Gain on sale or call of available for sale securities	(108)	(1,227)	19	(65)
(Gain) loss on sale of premises and equipment	—	1	(1)	3
Operating revenue	$18,363	$72,977	$17,506	$72,386
Efficiency Ratio	62.22%	58.74%	57.47%	57.23%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2014	As of December 31, 2013
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$23,028	$24,516
Interest-bearing deposits in banks	381	374
Cash and cash equivalents	23,409	24,890
Investment securities:
Available for sale	474,942	498,561
Held to maturity (fair value of $51,253 as of December 31, 2014 and $30,191 as of December 31, 2013)	51,524	32,625
Loans held for sale	801	357
Loans	1,132,519	1,088,412
Allowance for loan losses	(16,363)	(16,179)
Net loans	1,116,156	1,072,233
Loan pool participations, net	19,332	25,533
Premises and equipment, net	37,770	27,682
Accrued interest receivable	10,898	10,409
Intangible assets, net	8,259	8,806
Bank-owned life insurance	38,142	29,598
Other real estate owned	1,916	1,770
Deferred income taxes	3,078	8,194
Other assets	14,075	14,560
Total assets	$1,800,302	$1,755,218
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$214,461	$222,359
Interest-bearing checking	618,540	592,673
Savings	102,527	94,559
Certificates of deposit under $100,000	235,395	256,283
Certificates of deposit $100,000 and over	237,619	209,068
Total deposits	1,408,542	1,374,942
Federal funds purchased	17,408	5,482
Securities sold under agreements to repurchase	60,821	61,183
Federal Home Loan Bank borrowings	93,000	106,900
Deferred compensation liability	3,393	3,469
Long-term debt	15,464	15,464
Accrued interest payable	863	765
Other liabilities	8,080	8,997
Total liabilities	1,607,571	1,577,202
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at December 31, 2014 and December 31, 2013	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at December 31, 2014 and December 31, 2013; issued 8,690,398 shares at December 31, 2014 and December 31, 2013; outstanding 8,355,666 shares at December 31, 2014 and 8,481,799 shares at December 31, 2013	8,690	8,690
Additional paid-in capital	80,537	80,506
Treasury stock at cost, 334,732 shares as of December 31, 2014 and 208,599 shares at December 31, 2013	(6,945)	(3,702)
Retained earnings	105,127	91,473
Accumulated other comprehensive income	5,322	1,049
Total shareholders' equity	192,731	178,016
Total liabilities and shareholders' equity	$1,800,302	$1,755,218

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$12,370	$12,222	$48,466	$48,828
Interest and discount on loan pool participations	379	130	1,516	2,046
Interest on bank deposits	14	8	38	16
Interest on federal funds sold	8	1	8	1
Interest on investment securities:
Taxable securities	2,161	2,334	8,921	9,905
Tax-exempt securities	1,379	1,325	5,455	5,298
Total interest income	16,311	16,020	64,404	66,094
Interest expense:
Interest on deposits:
Interest-bearing checking	544	547	2,168	2,362
Savings	37	35	145	140
Certificates of deposit under $100,000	683	892	2,701	4,239
Certificates of deposit $100,000 and over	568	519	2,013	2,214
Total interest expense on deposits	1,832	1,993	7,027	8,955
Interest on federal funds purchased	—	1	8	38
Interest on securities sold under agreements to repurchase	32	32	119	128
Interest on Federal Home Loan Bank borrowings	466	618	2,092	2,686
Interest on other borrowings	6	7	24	29
Interest on long-term debt	71	72	281	296
Total interest expense	2,407	2,723	9,551	12,132
Net interest income	13,904	13,297	54,853	53,962
Provision for loan losses	300	300	1,200	1,350
Net interest income after provision for loan losses	13,604	12,997	53,653	52,612
Noninterest income:
Trust, investment, and insurance fees	1,381	1,276	5,771	5,345
Service charges and fees on deposit accounts	885	744	3,279	2,980
Mortgage origination and loan servicing fees	350	365	1,554	3,209
Other service charges, commissions and fees	585	636	2,381	2,210
Bank-owned life insurance income	225	231	1,102	922
Gain (loss) on sale or call of available for sale securities (Includes $108 and $(19) reclassified from accumulated other comprehensive income for net gains (losses) on available for sale securities for the three months ended December 31, 2014 and 2013, respectively, and $1,227 and $65 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the year ended December 31, 2014 and 2013, respectively)	108	(19)	1,227	65
Gain (loss) on sale of premises and equipment	—	1	(1)	(3)
Total noninterest income	3,534	3,234	15,313	14,728
Noninterest expense:
Salaries and employee benefits	6,387	6,031	24,918	24,596
Net occupancy and equipment expense	1,508	1,550	6,293	6,356
Professional fees	1,528	606	3,606	2,622
Data processing expense	393	360	1,565	1,452
FDIC insurance expense	240	221	964	1,066
Amortization of intangible assets	137	165	547	663
Other operating expense	1,370	1,292	5,520	5,332
Total noninterest expense	11,563	10,225	43,413	42,087
Income before income tax expense	5,575	6,006	25,553	25,253
Income tax expense (Includes $42 and $(8) income tax expense (benefit) reclassified from accumulated other comprehensive income for the three months ended December 31, 2014 and 2013, respectively, and $478 and $25 income tax expense reclassified from accumulated other comprehensive income for the year ended December 31, 2014 and 2013, respectively)	1,668	1,584	7,031	6,646
Net income	$3,907	$4,422	$18,522	$18,607

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Year Ended December 31, 2014	As of and for the Nine Months Ended September 30, 2014	As of and for the Six Months Ended June 30, 2014	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$23.07	$22.63	$22.21	$21.62	$20.99
Tangible book value per share	22.08	21.63	21.20	20.59	19.95
Financial Ratios:
Tangible equity/tangible assets	10.29%	10.01%	10.34%	10.04%	9.69%
Total shareholders’ equity/total assets	10.71	10.42	10.78	10.49	10.14
Total bank loans/total deposits	80.40	76.95	80.58	77.99	79.16
Total loans + loan pool participations/total deposits	81.93	78.53	82.33	79.85	81.17
Asset Quality:
Gross bank loans	$1,132,519	$1,101,591	$1,085,921	$1,072,951	$1,088,412
Allowance for bank loan losses	16,363	16,452	16,432	16,425	16,179
Net charge-offs	1,016	627	497	204	1,128
Bank loans past due 30 - 89 days	3,862	6,091	5,615	4,744	4,901
Other real estate owned	1,916	1,836	1,820	1,996	1,770
Non-performing bank loans
Non-accrual loans	$3,255	$3,094	$3,159	$3,491	$3,240
Restructured loans	8,918	8,674	8,571	8,952	9,151
Loans 90+ days past due and still accruing interest	848	615	624	371	1,385
Total non-performing bank loans	$13,021	$12,383	$12,354	$12,814	$13,776

Gross loan pool participations	$21,466	$22,611	$23,606	$25,534	$27,667
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134

Net bank loan charge-offs/average bank loans - annualized	0.09%	0.08%	0.09%	0.08%	0.10%
Nonperforming bank loans/total bank loans	1.15	1.12	1.14	1.19	1.27
Nonperforming bank loans + other real estate/total assets	0.83	0.78	0.82	0.85	0.89
Allowance for bank loan losses/total bank loans	1.44	1.49	1.51	1.53	1.49
Allowance for loan pool participation losses/total loan pool participations	9.94	9.44	9.04	8.36	7.71
Allowance for bank loan losses/nonperforming bank loans	125.67	132.86	133.01	128.18	117.44

	As of and for the Three Months Ended December 31,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2014	2013	2014	2013
Per Share Data:
Ending number of shares outstanding	8,355,666	8,481,799	8,355,666	8,481,799
Average number of shares outstanding	8,352,156	8,474,865	8,405,284	8,477,904
Diluted average number of shares	8,384,767	8,525,225	8,433,296	8,525,119
Earnings per common share - basic	$0.46	$0.52	$2.20	$2.19
Earnings per common share - diluted	0.46	0.52	2.19	2.18
Dividends paid per common share	0.145	0.125	0.580	0.500
Performance Ratios:
Return on average assets - annualized	0.86%	1.00%	1.05%	1.06%
Return on average shareholders’ equity - annualized	8.10	9.87	9.94	10.59
Return on average tangible equity - annualized	8.66	10.64	10.61	11.43
Net interest margin	3.47	3.41	3.53	3.46
Efficiency ratio*	62.22	57.47	58.74	57.23
Average Balances:
Total bank loans	$1,112,047	$1,080,590	$1,092,280	$1,059,356
Total loan pool participations	22,237	29,006	24,321	32,648
Interest-earning assets	1,707,577	1,658,717	1,669,130	1,667,251
Total assets	1,804,705	1,749,709	1,760,776	1,756,344
Interest-bearing deposits	1,211,414	1,150,428	1,176,013	1,155,294
Interest-bearing liabilities	1,383,411	1,341,256	1,354,444	1,363,467
Total equity	191,303	177,716	186,375	175,666

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.